Exhibit 4.18
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following summary of the terms of the Class A common stock of Albertsons Companies, Inc., a Delaware corporation (the “Company,” “we,” “our,” or “us”) is not meant to be complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (“certificate of incorporation”) and our Amended and Restated Bylaws (“bylaws”), which are filed as exhibits to the Annual Report on Form 10-K of which this forms a part and are incorporated by reference herein, and the Delaware General Corporation Law (the “DGCL”).
General
Our authorized capital stock consists of 1,150,000,000 shares of common stock, par value $0.01 per share, of which 1,000,000,000 shares have been designated Class A common stock, or common stock, and 150,000,000 shares have been designated Class A-1 common stock, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which 1,750,000 shares have been designated as Series A preferred stock and 1,410,000 shares have been designated as Series A-1 preferred stock (which together constitute the “Convertible Preferred Stock”).
As of February 27, 2021, there were 465,565,019 shares of our Class A common stock and 1,750,000 shares of our Convertible Preferred Stock issued and outstanding. Only our Class A common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following is a summary of information concerning our Class A common stock and, to the extent applicable, the material limitations or qualifications on the rights of our common stock by our currently outstanding Convertible Preferred Stock.
Class A Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Class A common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Voting Rights

Each holder of our Class A common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders. A majority vote is required for all action to be taken by stockholders, except as otherwise provided for in our certificate of incorporation and bylaws or as required by law, including the election of directors in an election that is determined by our board of directors to be a contested election, which requires a plurality. Our certificate of incorporation provides that our board of directors and, prior to the date that Cerberus Capital Management, L.P., Klaff Realty, L.P., Schottenstein Stores Corp., Lubert-Adler Partners, L.P. and Kimco Realty Corporation (collectively, the “Sponsors”) and their respective affiliates, or any person who is an express assignee or designee of their respective rights under our certificate of incorporation (and such assignee’s or designee’s affiliates) ceases to own, in the aggregate, at least 50% of the then-outstanding shares of our Class A common stock (the “50% Trigger Date”), the Sponsors, voting together, are expressly authorized to make, alter or repeal our bylaws and that our stockholders may only amend our bylaws after the 50% Trigger Date with the approval of at least two-thirds of the total voting power of the outstanding shares of our capital stock entitled to vote in any annual election of directors.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our Class A common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.

Other Rights

Our Class A common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law and of our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of the Company. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals, other than proposals made by or at the direction of our board of directors or, prior to the date that our Sponsors and their respective affiliates, or any person who is an express assignee or designee of their respective rights under our certificate of incorporation (and such assignee’s or designee’s affiliates) ceases to own, in the aggregate, at least 35% of the then-outstanding shares of our Class A common stock, by the Sponsors, voting together. Our bylaws also establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or by a committee appointed by our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Calling Special Stockholder Meetings

Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called only by our board of directors or by stockholders owning at least 25% in amount of our entire capital stock issued and outstanding, and entitled to vote.

Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent after the 50% Trigger Date.

Undesignated Preferred Stock

Our board of directors is authorized to issue, without stockholder approval, preferred stock with such terms as our board of directors may determine. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Delaware Anti-Takeover Statute

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We have elected not to be governed by Section 203 of the DGCL, an anti-takeover law (“Section 203”). This law prohibits a publicly-held Delaware corporation from engaging under certain circumstances in a business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds
of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include: any merger or consolidation involving us and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder; in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person. A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. We have opted out of this provision. Accordingly, we will not be subject to any anti-takeover effects of Section 203.
Removal of Directors; Vacancies

Our certificate of incorporation provides that, following the 50% Trigger Date, directors may be removed with or without cause upon the affirmative vote of holders of at least two-thirds of the total voting power of the outstanding shares of the capital stock of the Company entitled to vote in any annual election of directors or class of directors, voting together as a single class. In addition, our certificate of incorporation provides that vacancies, including those resulting from newly created directorships or removal of directors, may only be filled (i) by the Sponsors, voting together, or by a majority of the directors then in office, prior to the 50% Trigger Date, and (ii) after the 50% Trigger Date, by a majority of the directors then in office, in each case although less than a quorum, or by a sole remaining director. This may deter a stockholder from increasing the size of our board of directors and gaining control of the board of directors by filling the remaining vacancies with its own nominees.
Limitation on Director’s Liability

Our certificate of incorporation and bylaws will indemnify our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of

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action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Choice of Forum

Our certificate of incorporation and bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable. Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we do not intend that the exclusive forum provision would apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Stockholders’ Agreement

As of June 25, 2020, we entered into a stockholders agreement with our Sponsors (the “Stockholders’ Agreement”). The Stockholders’ Agreement provides for designation rights for the Sponsors to nominate directors to the board of directors. Pursuant to the Stockholders’ Agreement, we will be required to appoint to our board of directors individuals designated by and voted for by our Sponsors. If Cerberus Capital Management, L.P. (or a permitted transferee or assignee) has beneficial ownership of at least 20% of our then-outstanding common stock, it shall have the right to designate four directors to our board of directors. If Cerberus Capital Management, L.P. (or a permitted transferee or assignee) owns less than 20% but at least 10% of our then-outstanding Class A common stock, it shall have the right to designate two directors to our board of directors. If Cerberus Capital Management, L.P. (or a permitted transferee or assignee) owns less than 10% but at least 5% of our then-outstanding Class A common stock, it shall have the right to designate one director to our board of directors. If Klaff Realty, L.P. (or a permitted transferee or assignee) owns at least 5% of our then-outstanding Class A common stock, it shall have the right to designate one director to our board of directors. If Schottenstein Stores Corp. (or a permitted transferee or assignee) owns at least 5% of our then-outstanding Class A common stock, it shall have the right to designate one director to our board of directors. Each Sponsor will agree to vote the Class A common stock owned by them in favor of each other Sponsor’s nominees to the board of directors.

Registration Rights Agreement
As of June 9, 2020, we entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of our stockholders as of immediately prior to the closing of our initial public offering (the “Pre-IPO Stockholders”) and the holders of our Convertible Preferred Stock (the “Preferred Investors” and together with the Pre-IPO Stockholders, the “Holders”). Pursuant to the Registration Rights Agreement, we granted the Holders certain registration rights with respect to the registrable securities, which registrable securities include the shares of Class A common stock issuable pursuant to the Convertible Preferred Stock (the “Conversion Shares”), but not Convertible Preferred Stock. These rights include certain demand registration rights for our Sponsors and “piggyback” registration rights for all Holders. Additionally, we are required to use our reasonable best efforts to file

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and maintain an effective shelf registration as permitted by Rule 415 of the Securities Act for all registrable securities held by the Preferred Investors by no later than the later of (i) seven and one-half months after the consummation of our initial public offering and (ii) 18 months after the Initial Issue Date (the “Preferred Investor Shelf Registration Statement”). The registration rights only apply to registrable securities, and shares of our Class A common stock cease to be registrable securities under certain conditions including (i) they are sold pursuant to an effective registration statement, (ii) they are sold pursuant to Rule 144, or (iii) they are eligible to be resold without regard to the volume or public information requirements of Rule 144 and the resale of such shares is not prohibited by the lock-up agreements described below. The registration rights are subject to certain delay, suspension and cutback provisions. The Preferred Investors are also subject to certain additional transfer restrictions with respect to the Convertible Preferred Stock and the Conversion Shares.
The Registration Rights Agreement includes customary indemnification and contribution provisions. All fees, costs and expenses related to registrations generally will be borne by us, other than underwriting discounts and commissions attributable to the sale of registrable securities.
The Holders may be required to deliver lock-up agreements to underwriters in connection with registered offerings of shares.
Demand Registration Rights for Non-Shelf Registered Offerings Granted to Sponsors. The Registration Rights Agreement grants our Sponsors certain demand registration rights. Until we are eligible to file a registration statement on Form S-3, our Sponsors will be limited to a single demand right for an underwritten offering pursuant to a registration statement on Form S-1. Such registration statement would be required to include at least 5% of the total number of shares of our Class A common stock outstanding immediately prior to our initial public offering, which we refer to as the pre-IPO Class A common stock, or all of the remaining registrable securities of the demanding holder, and such request will require the consent of the holders of at least a majority of the outstanding registrable securities.
Shelf Registration Rights Granted to Sponsors. When we become eligible to file a registration statement on Form S-3, the Registration Rights Agreement grants our Sponsors certain rights to demand that we file a shelf registration statement covering any registrable securities that Sponsors are permitted to sell pursuant to the lock-up agreements with us described below or any other lock-up restrictions. The number of shares covered by the shelf registration statement may also be reduced by us based on any advice of any potential underwriters, after consultation with us, to limit such number of shares.
Demand Registration Rights for Shelf Takedowns Granted to Sponsors. The Registration Rights Agreement grants our Sponsors certain rights to demand takedowns from a shelf registration statement. For underwritten offerings pursuant to the Registration Rights Agreement (which may include the offering on Form S-1 described above), any such takedown demand would be required to include at least 5% of the pre-IPO Class A common stock or all of the remaining registrable securities of the demanding holder. Sponsors lose their remaining demand registration rights when they cease to beneficially own at least 5% of our Class A common stock. Further, we are not required to effect more than one demand registration in any 30-day period (with such 30-day period commencing on the closing date of any underwritten offering pursuant to a preceding demand registration).
The Preferred Investor Shelf Registration Statement. The Registration Rights Agreement provides that we must use our reasonable best efforts to file and maintain effective the Preferred Investor Shelf Registration Statement for all registrable securities, which registrable securities include Conversion Shares, but not Convertible Preferred Stock, held by the Preferred Investors by no later than the later of (i) seven and one-half months after the consummation of our initial public offering and (ii) 18 months after the Initial Issue Date. The Preferred Investors shall have the right, at any time and from time to time, to demand takedowns from the Preferred Investor Shelf Registration Statement, provided that such takedown demand would be required to include at least 5% of the pre-IPO Class A common stock or all of the remaining registrable securities of the demanding Preferred Investor. Such takedown may be for an underwritten marketed offering, non-marketed or underwritten offering or for a block trade or overnight transaction. The Preferred Investors are also subject to certain additional transfer restrictions with respect to the Convertible Preferred Stock and the Conversion Shares.

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“Piggyback” Registration Rights. The Registration Rights Agreement grants all Holders “piggyback” registration rights. If we register any of our shares of Class A common stock, either for our own account or for the account of other stockholders, including an exercise of demand rights, all Holders will be entitled, subject to certain exceptions, to include its shares of Class A common stock in the registration. To the extent that the managing underwriters in an offering advise that the number of shares proposed to be included in the offering exceeds the amount that can be sold without adversely affecting the distribution, the number of shares included in the offering will be limited as follows:

•	in the case of an offering pursuant to a demand by a Sponsor under the Registration Rights Agreement, (1) the Pre-IPO Stockholders that are parties to the Registration Rights Agreement will have first priority to include their registrable securities, (2) the Preferred Investors will have second priority to include their registrable securities, (3) we will have third priority to the extent that we elect to sell any shares for our own account and (4) any other holders with registration rights will have fourth priority;

•	in the case of an offering pursuant to a demand by a Preferred Investor to takedown shares from the Preferred Investor Shelf Registration Statement under the Registration Rights Agreement, (1) the Preferred Investors will have first priority to include their registrable securities, (2) the Pre-IPO Stockholders that are parties to the Registration Rights Agreement will have second priority to include their registrable securities, (3) we will have third priority to the extent that we elect to sell any shares for our own account and (4) any other holders with registration rights will have fourth priority;

•	in the case of any offering not pursuant to a demand by a Sponsor or Preferred Investor under the Registration Rights Agreement, (1) we will have first priority to the extent that we elect to sell any shares for our own account, (2) the Holders will have second priority to include their registrable securities on a pro rata basis as among the Holders and (3) any other holders with registration rights will have third priority.
Underwriter Lock-ups. Notwithstanding the registration rights described above, if there is an offering of our Class A common stock, we, our directors and executive officers and certain of the Holders will agree to deliver lock-up agreements to the underwriters of such offering to restrict transfers of their Class A common stock. The restrictions will apply for up to 90 days in connection with or prior to the second underwritten offering demanded pursuant to the Registration Rights Agreement and up to 45 days in connection with any offering thereafter.
Suspension Periods. We may postpone the filing or the effectiveness of a demand registration, including an underwritten shelf takedown (whether demanded by a Sponsor or a Preferred Investor from the Preferred Investor Shelf Registration Statement), if, based on our good faith judgment, upon consultation with outside counsel, such filing, the effectiveness of a demand registration, or the consummation of an underwritten shelf takedown, as the case may be, would (i) reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by us or any of our subsidiaries or (ii) require disclosure of material information that has not been, and is otherwise not required to be, disclosed to the public, the premature disclosure of which we, after consultation with our outside counsel, believes would be detrimental to us; provided that we will not be permitted to impose any such blackout period more than two times in any 12 month period and provided, further, that any such delay will not be more than an aggregate of 120 days in any 12 month period.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC. The address of the transfer agent and registrar is 6201 15th Avenue, Brooklyn, New York 11219.
Listing

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Our Class A common stock is listed on the NYSE under the symbol “ACI.”

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